A Special Meeting of Shareholders of the ING Pilgrim Worldwide Emerging Markets Fund (the "Fund") was held on July 21, 2000, for the purpose of:

(1) approving a new investment management agreement between the Fund and ING Pilgrim Investments, Inc. (For: 4,443,056, Against or withheld: 216,017);

(2) electing eleven (11) new Directors to hold office until the election and qualification of their successors (For: 31,134,375, Against or withheld:
2,412,105);

(3) ratifying the selection of KPMG LLP as the Fund's independent public accountant (For: 4,586,591, Against or withheld: 113,578);

(4) approving a new service and distribution plan for the Fund (For: 3,473,117, Against or withheld: 249,287); and

(5) approving amended and restated Articles of Incorporation (For: 3,749,363, Against or withheld: 215,444).

The following Directors were elected at the Special Meeting of Shareholders and are currently Directors of the Fund: Al Burton, Paul S. Doherty, Robert B. Goode, Alan L. Gosule, Walter H. May, Jock Patton, David W.C. Putnam, John R. Smith, Robert W. Stallings, John G. Turner and David W. Wallace.